UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2015

Naked Brand Group Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	99-0369814
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

10th Floor – 95 Madison Avenue, New York, NY 10016
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 212.851.8050

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Appointment

Effective February 3, 2015, we appointed Paul Hayes as a director of our company and a member of our audit committee (Chairman).

Mr. Hayes, a certified public accountant, led the commercial finance and accounting team for the $500 million Calvin Klein brand business in Europe in his capacity as Chief Financial Officer for the Europe region of The Warnaco Group, which was acquired in 2013 by PVH Corporation. He has extensive global experience managing and driving growth in a wide range of industries, particularly in the intimate apparel and sleepwear categories through his tenure at Calvin Klein. He has also held senior positions at international powerhouses Nokia Corporation and Deloitte & Touche LLP. Currently Mr. Hayes serves as the Vice President Finance for Parfums de Coeur, a fragrance and bath products concern.

In connection with Mr. Hayes’s appointment as a director and member of our audit committee, we have agreed to issue him 1,500,000 stock options exercisable at $0.128 per share for a period of 10 years, vesting over a period of three years, on terms and conditions as set out in our 2014 Long Term Incentive Plan and a stock option agreement to be entered into between our company and Mr. Hayes. We have agreed to issue the stock options relying on exemptions from registration provided by Section 4(a)(2) and/or Regulation D of the Securities Act of 1933, as amended.

Mr. Hayes has no family relationships with any other officer or director of our company. With respect to our company, Mr. Hayes has not had a direct or indirect material interest in any transaction described in Item 404(a) of Regulation S-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this current report on Form 8-K is responsive to this item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By:	/s/ Michael Flanagan
Michael Flanagan, Chief Financial Officer
Date: February 9, 2015